April 24, 2012

Jim Cunniff
16685 Marchmont Drive
Los Gatos, CA 95032

 Dear Jim:

It is my pleasure, on behalf of KCI USA, Inc. ("KCI" or the "Company"), to present you with the following offer of employment for the position of Senior Vice President, Americas based out of our San Antonio, Texas office.  You will be reporting to Joe Woody, President and Chief Executive Officer and your start date is to be determined, but is currently expected to be May 30, 2012. Below is an outline of the compensation package designed for you, as well as a summary of selected benefits.

Annual Compensation

Base Salary: You will be paid a semi monthly base salary of $16,666.67 on the 15th and last day of the month, which equates to $400,000 annually.  Your employment status will be classified as a regular, full-time exempt employee of KCI.

Annual Incentive Bonus Plan: Consistent with KCI’s philosophy of pay for performance, a portion of your annual compensation will be provided through performance-based components. As the SVP Americas, you are eligible to participate and this AIB Plan is intended to be an incentive to eligible employees. The AIB plan is designed to pay a bonus when specific Company and individual performance results are achieved, as agreed upon by the senior management team, resulting in potential payouts above or below target.  Your annual target bonus opportunity will be equal to 70% of your base salary. This is a calendar year plan and participation and payouts in the AIB Plan will be prorated based on your start date.  Please note, only employees hired prior to October 1st of a fiscal year will be eligible to participate in the AIB plan on a prorated bonus.  Therefore, those hired on or after October 1st will only be eligible for the upcoming fiscal year plan.  Your participation in the AIB Plan will otherwise be subject to all the terms and conditions of the AIB Plan.

Executive Equity Incentive Plan: Your position is eligible for participation in the Executive Equity Incentive Plan maintained by KCI’s indirect parent, Chiron Guernsey Holdings L.P. Inc.  The Compensation Committee of the Board of Directors has approved a grant of 607,498 Profits Interest Units in Chiron Guernsey Holdings L.P. Inc. This grant will be comprised as follows:  (1) 50% of the Profits Interest Units will be time vesting units, with 25% of the time vesting units to cliff vest on the first anniversary of grant and the remaining 75% to vest ratably on a quarterly basis over 36 months; and (2) 50% of the Profits Interest Units will be performance vesting units that vest in three tranches based upon achievement of a multiple of invested capital received by the parent company’s ultimate owners, subject in each case to the terms and conditions of the Executive Equity Incentive Plan and any applicable award documentation.  More information regarding the Executive Equity Incentive Plan and your award will be provided to you separately.

Vacation
Time away, for your grade, is a self-managed program offering Team Members significant flexibility in managing personal time off.  With this approach, vacation days are not allotted, tracked or banked and as such, scheduling time off need only be coordinated with your direct supervisor.  The program is subject to state laws which may have different requirements.  Your Human Resources representative can provide more details.

Relocation Benefits
Relocation assistance is available for you and your family as per company policy. In order to be eligible for these Relocation Benefits, you will be required to execute a Repayment Agreement agreeing to the terms and conditions of the relocation benefits being offered to you.

Additional Benefits
You are eligible to participate in most benefits plans as of your date of hire with KCI.  This includes KCI's sponsored health plans, flexible spending accounts and supplemental life insurance plans.  In addition, the Company provides short and long-term disability coverage, basic life insurance coverage and an Employee Assistance Program at no cost to you.

After completing 30 days of full time employment and meeting all eligibility requirements, you will automatically be enrolled in the pre-tax 401(k) Plan at 3% of your base pay.  KCI will provide a $1 for $1 match up to the first 6% with an annual limit of $8,000.

You will also have the opportunity to take advantage of additional programs, details of which will be provided to you via the KCI Team Member Handbook.

Agreements
By virtue of your new role, it will be necessary for you to sign several agreements as a condition of your employment, including but not limited to the following:

KCI Arbitration Policy Statement, KCI Non-Compete Agreement, KCI Confidentiality Agreement, Invention Assignment Agreement, and completion of a Form I-9 establishing your eligibility to work in the United States under the federal Immigration Reform and Control Act.  The agreements listed above will be provided for your review and signature. These agreements must be completed and submitted prior to your beginning employment with KCI.

Jim, these are exciting times at KCI and we are looking forward to your contributions as we grow.  However, we recognize you retain the option, as does KCI, of ending your employment with KCI at any time, with or without notice and with or without cause.  As such, your employment with KCI is considered at-will and neither this letter, nor any other oral or written representations may be considered a contract for employment with KCI for any specific period of time.

This letter serves to establish the entirety of your employment relationship with KCI and its subsidiaries, and supersedes any previous understanding that may have been implied or expressed, either verbally or in writing, by any representative of the Company.  This offer is valid for five business days from the date of receipt. Please note that this offer is contingent upon our receipt of successful results of our screening process, which includes, but may not be limited to, background and reference checks, drug screening and verification of your eligibility to work in the United States.

Upon acceptance of this offer, KCI will forward you materials to complete many of your New Hire tasks including your Benefits Enrollment paperwork, Federal W-4 form, Direct Deposit Authorization and most of the KCI Agreements.

Should you have any questions or require clarification on any aspect of this offer, please do not hesitate to contact me at 210.255.6456, or on my mobile 210.452.0368.

I hope you are as excited at the prospect of joining KCI as we are at having you as part of the team!

Sincerely,

 /s/ David Lillback

David Lillback
Senior Vice President, Global Human Resources

cc:  Joe Woody

Understood and agreed:

/s/ Jim Cunnifff            4/30/12
Jim Cunniff            Date